Exhibit 99.1

FORWARD-LOOKING STATEMENTS

In this report on Form 8-K, we, Host Hotels & Resorts, Inc., or “Host,” make some “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this report on Form 8-K and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by us in the forward-looking statements include, among other things, the following:

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•

our ability, and the ability of each of our subsidiary real estate investment trusts (“REITs”), to continue to satisfy complex rules in order to maintain REIT status for federal income tax purposes, the ability of our operating partnership to satisfy the rules in order to maintain its status as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries (“TRSs”) for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

•	other factors discussed in other filings with the Securities and Exchange Commission (“SEC”).

Although we believe that the expectations reflected in any of our forward-looking statements are based upon reasonable assumptions, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Moreover, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described above and in other filings with the SEC. Except as otherwise required by the federal securities laws, we disclaim any obligation to publicly release any updates or revisions to any forward-looking statement contained in this report on Form 8-K to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of the stock of Host Hotels & Resorts, Inc., or “Host.” An applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to particular offerings of common stock, preferred stock, depositary shares, warrants, subscription rights, preferred stock purchase rights or other securities of Host. Because this is a summary that is intended to address only material federal income tax considerations relating to the ownership and disposition of Host’s stock, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences for you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a trader in securities that elects to mark to market;

•	a non-U.S. person,

•	a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•	subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”),

•	holding Host’s stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•	holding Host’s stock through a partnership or similar pass-through entity,

•	a person with a “functional currency” other than the U.S. dollar,

•	a U.S. expatriate, or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold Host stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which rulings are not binding on the IRS, except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. Host has not received any rulings from the IRS concerning its qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Host owns, through Host Hotels & Resorts, L.P., or “Host LP,” 100% of the outstanding common stock and 28.6% of the outstanding preferred stock of two entities that have elected to be treated as REITs. Each of these subsidiary REITs of Host is subject to the same requirements that Host must satisfy in order to qualify as a REIT and the other rules applicable to REITs.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and disposition of Host’s stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and disposition of Host’s stock and the potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

Federal Income Taxation of Host

Host is a self-managed and self-administered REIT that owns primarily luxury and upper upscale hotels. Host conducts its business as an umbrella partnership REIT, pursuant to which structure substantially all of its properties and assets are held by Host LP. Host is the sole general partner of Host LP and holds approximately 98.4% of its outstanding partnership interests.

Host made an election to be taxed as a REIT under the Code, effective for its taxable year beginning January 1, 1999. Host believes that it is organized and has operated in a manner that has permitted it to qualify as a REIT since 1999. In addition, Host owns, through Host LP, two entities that have elected to be treated as REITs.

Host’s qualification and taxation as a REIT depend upon its ability to meet, on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code that are described in this discussion. These requirements apply to, among other things, the sources of Host’s gross income, the composition and values of its assets, its distribution levels, and the diversity of ownership of its stock. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in Host’s circumstances, no assurance can be given by Host or either subsidiary REIT that it will satisfy such requirements. For a discussion of the federal income tax consequences of the failure to qualify as a REIT, see “—Failure to Qualify as a REIT” below.

The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Taxation of REITs in General

Regular corporations (corporations that do not qualify as REITs or for other special classification under the Code) generally are subject to federal corporate income tax on their income, and stockholders of such corporations are subject to tax on dividends they receive from such corporations. Qualification for taxation as a REIT, however, enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. Accordingly, as a REIT, Host generally will not be subject to federal corporate income tax on its federal taxable income that is distributed currently to its stockholders as dividends, while Host’s stockholders generally will be subject to tax on dividends they receive from Host at ordinary income rates (other than dividends designated as “capital gain dividends” or “qualified dividend income”). Ordinary income tax rates are as high as 35% through 2012 (and, in the absence of legislative action, will be as high as 39.6% starting in 2013). In contrast to this treatment of REIT stockholders, through December 31, 2012, stockholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on corporate dividends at a maximum rate of 15% (the same as the long-term capital gain rate). In addition, corporate stockholders of regular corporations (unlike corporate stockholders of REITs) generally receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Nevertheless, because REITs and their stockholders are generally subject to only a single level of tax, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular domestic corporation or a qualifying foreign corporation and then distributed to its stockholders.

Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to Host’s stockholders, subject to special rules for certain items such as the capital gain that Host recognizes.

While Host generally will not be subject to federal corporate income taxes on its federal taxable income that it distributes currently to its stockholders, Host will be subject to federal income tax as follows:

1.	Host will be taxed at regular U.S. federal corporate rates on any undistributed “REIT taxable income.” A REIT’s “REIT taxable income” is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2.	Under certain circumstances, Host (or its stockholders) may be subject to the “alternative minimum tax” due to its items of alternative minimum tax adjustments.

3.	If Host elects to treat property acquired in connection with certain leasehold terminations or a foreclosure of a mortgage loan as “foreclosure property,” Host may thereby avoid (a) the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction); and (b) the inclusion of any income from such property as nonqualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

4.	Host’s net income from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

5.	If Host fails to satisfy the 75% gross income test or the 95% gross income test described below under “—Gross Income Tests,” but the failure is due to reasonable cause and not due to willful neglect and Host nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to the product of (a) the gross income attributable to the greater of the amount by which Host fails either of the 75% or 95% gross income tests, multiplied by (b) a fraction intended to reflect its profitability.

6.	If Host fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior periods, Host will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

7.	If arrangements between Host and a TRS are not comparable to similar arrangements among unrelated parties, Host will be subject to a 100% penalty tax on amounts received from, or on certain amounts deducted by, the TRS.

8.	Host may elect to retain and pay income tax on its net long-term capital gain. To the extent that Host makes a timely designation of such gain to its stockholders, a U.S. stockholder would (a) include its proportionate share of Host’s undistributed long-term capital gain in its income, (b) be deemed to have paid the tax that Host paid on such gain, (c) be allowed a credit for its proportionate share of the tax it was deemed to have paid, and (d) increase its basis in Host’s stock.

9.	If Host violates the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but the failure is due to reasonable cause and not due to willful neglect, and Host nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to at least $50,000 per failure. In the case of certain asset test failures, the penalty tax will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

10.	If Host fails to comply with the requirement to send annual letters to its stockholders requesting information regarding the actual ownership of its stock and the failure was not due to reasonable cause or was due to willful neglect, Host will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

11.	If Host acquires any assets from a regular corporation in a carryover basis transaction, it will be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” existing at the time Host acquired such assets if it disposes of such assets within 10 years of acquisition (provided no election is made for the transaction to be currently taxable). To the extent that assets are transferred to Host in a carryover basis transaction by a partnership in which a corporation owns an interest, Host will be subject to this tax in proportion to the corporation’s interest in the partnership. “Built-in gain” is the amount by which the fair market value of an asset exceeds its adjusted tax basis at the time Host acquired the asset.

12.	The earnings of any subsidiaries that are subchapter C corporations, including any TRSs, are subject to U.S. federal corporate income tax.

If Host is subject to taxation on its REIT taxable income or is subject to tax due to the sale of a built-in gain asset, a portion of the dividends paid during the following year to its stockholders who are taxed as individuals may be subject to tax, through 2012, at reduced long-term capital gain rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Stockholders – Qualified Dividend Income.”

In connection with our acquisition in 2006 of certain domestic and foreign hotels from Starwood Hotels and Resorts Worldwide, Inc., or “Starwood,” which we refer to herein as “the Starwood acquisition,” Host acquired all of the stock of Host Holding Business Trust (formerly Sheraton Holding Corporation), which owns, directly and indirectly, certain hotel properties. Effective as of the time of that acquisition, Host caused HHBT, which had been taxed as a regular corporation prior to the acquisition, to elect to qualify as a REIT. All of the assets held by HHBT on the effective date of its REIT election are built-in gain assets as to HHBT, with a 10-year holding period that began on April 11, 2006. If any of the appreciated property currently owned by HHBT is sold prior to the expiration of the applicable 10-year holding period, it generally will be subject to regular U.S. corporation income tax on that gain to the extent of the built-in gain in that property at the time of its REIT election. The total amount of gain on which HHBT can be taxed is limited to the excess of the aggregate fair market value of its assets on the date of its REIT election over the adjusted tax bases of those assets at that time. This tax could be very material. As a result, Host LP and Host might decide to seek to avoid a taxable disposition of any significant “built-in gain” asset owned by HHBT prior to the end of the relevant 10-year holding period. This decision could be true with respect to a particular disposition even though it might otherwise be in the best interests of Host and its stockholders. On the other hand, neither Host nor Host LP is obligated to avoid such dispositions.

Host expects that it could recognize substantial deferred tax liabilities in the future. Deferred tax liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and tax liabilities attributable to taxable income for which neither Host nor Host LP will receive cash. In addition, notwithstanding Host’s status as a REIT, (i) Host and/or its subsidiaries that are not subject to federal income tax, including the subsidiary REITs, may have to pay certain state and local income taxes, because not all states and localities treat REITs and such subsidiaries in the same manner in which they are treated for federal income tax purposes, (ii) Host’s subsidiary REITs will be subject to the federal income taxes applicable to REITs, as described above, and (iii) Host and its subsidiaries that are not subject to federal income tax, including the subsidiary REITs, will be required to pay certain foreign taxes to the extent that Host owns assets or conducts operations in foreign jurisdictions. Moreover, each of Host’s domestic TRSs (as further described below) is subject to federal, foreign, state and local corporate income taxes on its net income, while each of Host’s non-U.S. TRSs are subject to certain foreign corporate-level income taxes. Host also could be subject to tax in other situations and on transactions not presently contemplated.

Under the terms of Host LP’s partnership agreement, Host LP is responsible for paying, or reimbursing Host for the payment of, certain tax liabilities. Specifically, Host LP will pay, or reimburse Host for the payment of, all taxes (and any interest and penalties associated therewith) incurred by Host, except for taxes imposed on Host by reason of its failure to qualify as a REIT or to distribute to its stockholders an amount equal to its “REIT taxable income,” including net capital gain.

Host owns, through Host LP, 100% of the outstanding common stock and 28.6% of the outstanding preferred stock of two Maryland statutory trusts that have elected to be treated as REITs. One subsidiary REIT currently owns 10 domestic hotels and an interest in a joint venture that owns 11 hotels throughout Europe. The other subsidiary REIT owns two hotels in Chile. Each subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to Host.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year, not more than 50% of the value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

(7)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder;

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(10)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

Conditions (1) through (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

Host believes that it meets and currently intends to continue to meet conditions (1) through (4), (7), (8), (9) and, as discussed in the next paragraph, (10). In addition, Host believes that it has had and currently intends to continue to have outstanding stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). With respect to condition (6), Host has complied and currently intends to continue to comply with the requirement that it send annual letters to its stockholders requesting information regarding the actual ownership of its shares of stock. In addition, Host’s charter contains an ownership limit that is intended to assist Host with continuing to satisfy the stock ownership requirements described in (5) and (6) above. The ownership limit, together with compliance with the annual stockholder letter requirement described above, however, may not ensure that Host will, in all cases, be able to satisfy the stock ownership requirements described above. Host believes that each of its subsidiary REITs also has satisfied and will continue to satisfy the requirements described in this paragraph. If Host or any subsidiary REIT were to fail to satisfy these stock ownership requirements and could not avail itself of any statutory relief provisions, it would not qualify as a REIT. See “—Failure to Qualify as a REIT” below.

To qualify as a REIT, an entity cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year (“undistributed E&P”). Host believes that it currently has no undistributed E&P. As part of the Starwood acquisition, Host acquired all of the stock of HHBT which, as discussed above, was a regular corporation that elected to be treated as a REIT, effective as of the closing date of the Starwood acquisition. Host believes that as of December 31, 2006, HHBT’s first taxable year as a REIT, HHBT did not have any undistributed E&P. In addition, under the terms of the master agreement related to the Starwood acquisition, two foreign entities acquired from Starwood, which are now owned by Host through HHBT or another subsidiary REIT, were permitted to have up to an aggregate of $50 million of undistributed E&P at the time such entities were acquired from Starwood.

Host believes that all such undistributed E&P was distributed by the end of the relevant subsidiary REIT’s first taxable year as a REIT (i.e., December 31, 2006). In addition, HHBT acquired in the Starwood acquisition two subsidiaries that formerly were REITs owned by Starwood Trust. If either of these subsidiary REITs failed to qualify as a REIT at the time they were acquired by HHBT, then HHBT could have undistributed E&P as a result of its ownership of these entities.

For purposes of determining whether a REIT has undistributed E&P, distributions made for the purpose of eliminating E&P shall be treated as made from E&P that would, but for the distribution, have resulted in a failure to meet the requirement that the REIT have no undistributed E&P attributable to a non-REIT taxable year.

If the IRS were to determine that HHBT or the other subsidiary REIT had undistributed E&P following the Starwood acquisition and the relevant REIT did not distribute the undistributed E&P by December 31, 2006, the REIT could avoid disqualification as a REIT by using “deficiency dividend” procedures, described below in “—Annual Distribution Requirements,” to distribute the undistributed E&P. The deficiency dividend procedures would require the relevant REIT to make a distribution to stockholders (primarily Host LP), in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, the REIT would have to pay interest to the IRS on the undistributed E&P that was not distributed prior to December 31, 2006. In general, pursuant to a tax sharing and indemnification agreement with Starwood, Starwood has agreed to indemnify Host for certain interest payments that would be required to be made and for certain deficiency dividends that Host or any of its subsidiary REITs would have to pay in order to eliminate undistributed E&P in excess of $50 million associated with the foreign entities acquired from Starwood. However, there are uncertainties relating to the estimate of the undistributed E&P that was acquired as part of the Starwood acquisition, and, accordingly, there can be no assurance that this requirement was met.

Similar principles would apply to any future acquisition transactions in which either Host or any of its subsidiary REITs succeeded to the E&P of a regular corporation.

Effect of Subsidiary Entities

Ownership of Partnership Interests

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such proportionate share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income tests and the asset tests applicable to REITs, as described below. Thus, Host’s proportionate share of the assets and items of gross income of Host LP, including Host LP’s share of such items of any subsidiaries that are partnerships or limited liability companies that have not elected to be treated as corporations for federal income tax purposes, are treated as assets and items of gross income of Host for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Host’s Ownership of Interests in Host LP.” As the sole general partner of Host LP, Host has direct control over Host LP and indirect control over the subsidiaries in which Host LP or a subsidiary has a controlling interest. Host currently intends to operate these entities in a manner consistent with the requirements for qualification of Host and each of its subsidiary REITs as a REIT.

Ownership of Subsidiary REITs

As discussed above, Host owns two subsidiary REITs. Host believes that each such REIT is organized and has operated and will continue to operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if any of these subsidiary REITs were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporation income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) Host’s stock interest in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to Host’s ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “—Asset Tests” below. If any of the subsidiary REITs were to fail to qualify as a REIT, it is possible that Host would not meet the 10% voting stock test and the 10% value test with respect to its indirect interest in such entity, in which event Host itself would fail to qualify as a REIT, unless it could avail itself of certain relief provisions. Host has made a “protective” TRS election with respect to each subsidiary REIT and may implement other protective arrangements intended to avoid such an outcome if any of the subsidiary REITs were not to qualify as a REIT, but there can be no assurance that such “protective” elections and other arrangements will be effective to avoid the resulting adverse consequences to Host. Moreover, even if the “protective” TRS election with respect to a subsidiary REIT were to be effective in the event of the failure of the subsidiary REIT to qualify as a REIT, because of the significant value attributable to the subsidiary REITs individually and in the aggregate, there could be no assurance that Host would not fail to satisfy the requirement that not more than 25% of the value of Host’s total assets may be represented by the securities of one or more TRSs. In this event, Host itself would fail to qualify as a REIT unless it or the applicable subsidiary REIT could avail itself of certain relief provisions.

Ownership of Disregarded Subsidiaries.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or “QRS,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as described below. A QRS is any corporation other than a TRS that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by Host or Host LP, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, also are generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which Host or Host LP holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by Host or Host LP (for example, if any equity interest in the subsidiary is acquired by a third party), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated either as a partnership or as a taxable corporation. Such an event could, depending on the circumstances, adversely affect Host’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS or a QRS. See “—Gross Income Tests” and “—Asset Tests.”

Ownership of Taxable REIT Subsidiaries

A TRS of a REIT is an entity that is taxable as a corporation in which the REIT owns, directly or indirectly, an equity interest, including stock, and that elects, together with the REIT, to be treated as a TRS under the Code. In addition, if a TRS of a REIT owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary also will be treated as a TRS. A TRS is a regular corporation subject to federal income tax, and state, local or foreign income tax where applicable, at applicable corporate rates . If dividends are paid to Host by a TRS (or if Host receives dividends from a subsidiary REIT attributable to dividends from its taxable REIT subsidiaries), then a portion of the dividends from the REIT to its stockholders who are taxed at individual rates will generally be eligible for taxation through 2012 at capital gain rates, rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders – Qualified Dividend Income.” The income and assets of the taxable REIT subsidiaries of Host are not attributable to it for purposes of satisfying the income and asset ownership requirements applicable to REIT qualification.

A TRS must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and such facility is operated on behalf of the TRS by an “eligible independent contractor.” A “qualified lodging facility” is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose stock is regularly traded on an established securities market by taking into account only the stock held by persons owning, directly or indirectly, more than 5% of the outstanding stock of the REIT and, if the stock of the eligible independent contractor is publicly-traded, 5% of the publicly-traded stock of the eligible independent contractor). Host believes, and currently intends to take all steps reasonably practicable to ensure, that none of the TRSs of Host or its subsidiary REITs has engaged or will engage in “operating” or “managing” its hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the TRSs have qualified and continue to qualify as “eligible independent contractors” with regard to those TRSs.

Certain restrictions are imposed on TRSs. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year interest expense disallowed under the 50% test provided certain conditions are met). In addition, a REIT would be obligated to pay a 100% penalty tax on some payments from the TRS that it receives, including interest or rent, or on certain expenses deducted by the TRS, if the IRS were able to assert successfully that the economic arrangements between the REIT and the TRS did not meet specified arm’s length standards set forth in the Code. The TRSs of Host make substantial interest and other payments to Host, including payments of rent under the hotel leases. There can be no assurance that the limitation on interest deductions applicable to TRSs will not apply to the interest payments made to Host or a subsidiary REIT by its TRSs, resulting in an increase in the corporate income tax liability of each such subsidiary. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by Host or a subsidiary REIT from, or expenses deducted by, its TRSs. While Host believes that its arrangements, and the arrangements of its subsidiary REITs, with the respective TRSs reflect arm’s length terms, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect accurately their respective incomes.

Because of the restrictions applicable to the income, assets and activities of a REIT, Host and its subsidiary REITs may need to conduct certain business activities in one or more TRSs. These business activities include alternative uses of real estate, such as the development and/or sale of timeshare or condominium units. As discussed below under “—Asset Tests,” the aggregate value of all of a REIT’s TRSs may not exceed 25% of the value of all of that REIT’s assets.

Gross Income Tests

To maintain qualification as a REIT, Host and each of its subsidiary REITs must satisfy the following two gross income tests on an annual basis:

•

At least 75% of the REIT’s gross income must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gain on the disposition of real estate, dividends paid by another REIT, and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

•	At least 95% of the REIT’s gross income must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities.

The following items of income and gain are excluded from the computation of these gross income tests: (i) gross income from “prohibited transactions;” (ii) income from, and gain from the sale or disposition of, a “qualifying hedging transaction” (as discussed below); (iii) income from, and gain from the termination of, a “qualifying foreign currency transaction” (as discussed below); (iv) except as discussed in the next sentence, and solely with respect to the 95% gross income test, any “passive foreign exchange gain” (as discussed below); and (v) except as discussed in the next sentence, and solely with respect to the 75% gross income test, any “real estate foreign exchange gain.” Passive foreign exchange gain and real estate foreign exchange gain derived from dealing or engaging in substantial and regular trading of securities will be treated as nonqualifying income for purposes of the gross income tests unless such income is derived from a qualifying hedging transaction.

The IRS has regulatory authority to determine whether any item of income, which is not otherwise described as qualifying income under the 95% or 75% gross income tests, may be treated as qualifying income for purposes of such tests or may be excluded therefrom.

Rents from Real Property

Currently, rents paid pursuant to leases, together with dividends and interest received from the TRSs and, in the case of Host, its subsidiary REITs, constitute substantially all of the gross income of Host and the subsidiary REITs. Several conditions must be satisfied in order for rents received by a REIT to qualify as “rents from real property.” First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if a REIT, or an actual or constructive owner of 10% or more of that REIT, actually or constructively owns 10% or more of the tenant. Beginning with the taxable year ended December 31, 2001, the Code has permitted a REIT to lease its hotel properties to a TRS without the rents received from that subsidiary being disqualified as “rents from real property” by reason of the REIT’s direct or indirect ownership interest in the subsidiary. Substantially all of the properties owned by Host and its subsidiary REITs currently are leased to TRSs.

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of the rent that is attributable to such personal property will not qualify as “rents from real property.”

Fourth, if a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by Host with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom the REIT derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, impermissible services can be provided to tenants at a property by a TRS.

In order for the rent paid pursuant to a REIT’s leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all of the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•

the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•

the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

The leases of Host and its subsidiary REITs have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each lease:

•	Host LP or the applicable lessor and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•

the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through the hotel managers, who work for the lessees during the terms of the leases, how the hotels are operated and maintained;

•

the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•

in the event of damage or destruction to a hotel, the lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•

the lessee has indemnified the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels, or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•

the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•

Host, Host LP and the applicable lessor, if not Host LP, believe that each lessee reasonably expected, at the times the leases were entered into and subsequently renewed or extended, to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•

upon termination of each lease, the applicable hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the execution date of the lease, and a fair market value equal to at least 20% of its fair market value on the execution date of the lease.

If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the lessor receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, Host or the applicable subsidiary REIT likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

As discussed above, a lessee of a REIT that is not a TRS must not be regarded as a related party tenant of Host. A lessee of a REIT will be regarded as a related party tenant of Host only if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of such lessee. In order to help preclude Host’s lessees from being regarded as related party tenants, the following organizational documents contain these ownership limits:

•

Host’s charter expressly prohibits any person or persons acting as a group or entity from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the shares of stock of Host (subject to a limited exception for a holder of shares of capital stock of Host in excess of the ownership limit solely by reason of the merger of Host’s predecessor corporation into Host, which exception applied to the extent that the holder thereof did not own, directly or by attribution under the Code, more than 9.9% in value of the outstanding shares of capital stock of Host as a result of the merger) or any other class or series of shares of stock of Host; and

•	Host LP’s partnership agreement expressly prohibits any person, or persons acting as a group, or entity, other than Host, from owning more than 4.9% by value of any class of interests of Host LP.

Each of the prohibitions described above contains self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times (subject to any waivers permitted under the operative documents), the lessees of Host that are not TRSs should not be regarded as related party tenants. There can be no assurance, however, that these ownership restrictions will be enforced in accordance with their terms in all circumstances or otherwise will ensure that the lessees will not be regarded as related party tenants.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. Except with regard to the Harbor Beach Lease and any other leases that Host acknowledges will not qualify as producing “rent from real property” under the Code, each of the leases of Host and the subsidiary REITs provides for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to these leases should qualify as “rents from real property,” since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases have not been and will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. Host has not and currently intends that it will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, Host and the subsidiary REITs believe that the rental provisions and other terms of the leases conform with normal business practice and generally were not intended to be used as a means of basing rent on income or profits. Furthermore, Host or, as applicable, each subsidiary REIT currently intends that, with respect to properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

If the rents paid by the TRSs are excessive, their deductibility may be challenged at the TRS level, and Host could be subject to a 100% excise tax on “redetermined rent” or “redetermined deductions” to the extent rents exceed an arm’s length amount. As discussed above, Host believes its rents reflect normal business practices in this regard, but there can be no assurance that the IRS will agree.

Each of Host and its subsidiary REITs leases certain items of personal property to its lessees in connection with its leases. Under the Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rents from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rents from real property.” The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. Each of Host and its subsidiary REITs believes that, with respect to each of its leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes nonqualifying income, such amounts, when taken together with all other nonqualifying income earned by the applicable REIT, will not jeopardize such REIT’s status as a REIT.

Each lease permits the lessor to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a TRS, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as “rents from real property.” Substantial personal property associated with certain of the hotels acquired from Starwood is owned by one or more TRSs of Host. Host expects that the only material tax impact of the ownership of this personal property by the TRSs is that it will reduce the rent payments from the TRSs to the lessors of the hotels with which the personal property is associated, which may increase the taxable income of the TRSs.

Interest

“Interest” generally will be nonqualifying income for purposes of the 75% and 95% gross income tests if such interest depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the 75% and 95% gross income tests. Host has received and expects to receive in the future interest payments from its TRSs and may receive such payments from its subsidiary REITs. These amounts of interest are qualifying income for purposes of the 95% gross income test but not necessarily the 75% gross income test. Host does not anticipate that the amounts of interest derived from its TRSs and its subsidiary REITs will affect its ability to continue to satisfy the 75% gross income test. The same rules apply to any interest received by the subsidiary REITs.

Dividends

Host receives dividends from its TRSs or other corporations that are not REITs or QRSs. In addition, Host could realize capital gain with respect to its investments in its TRSs or such other corporations (either due to distributions received from, or upon a disposition of part or all of its interest in, such entities). Such dividends or capital gain should qualify for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Host does not anticipate that the dividends received from and/or the capital gain generated with respect to its TRSs or other corporate investments will affect its ability to continue to satisfy the 75% gross income test. The same rules apply to any dividends received by the subsidiary REITs. Dividends from, and gain from the sale of interests in, any of Host’s subsidiary REITs will qualify for purposes of both the 75% and the 95% gross income tests.

Income from Hedging Transactions

From time to time Host or one of its subsidiary REITs may enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into in order to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of either the 75% or the 95% gross income tests. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain) will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is “clearly identified.” In general, for a hedging transaction to be “clearly identified,” (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that Host or one of the subsidiary REITs hedges with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests, unless the hedge meets certain requirements, and the REIT elects to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. Host and its subsidiary REITs believe that they have structured their past hedging transactions, and intend to structure any future hedging transactions, in a manner that does not jeopardize their REIT status, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Foreign Currency Gains

“Real estate foreign exchange gain” is excluded from the calculation of the 75% gross income test and “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests Applicable to REITs.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Temporary Investment Income

For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised by the issuance of Host’s stock or certain long-term debt obligations during the one-year period beginning on the date Host receives the new capital.

Prohibited Transactions Tax

Any gain realized by Host or any of its subsidiary REITs on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Host’s share of any such gain realized by Host LP or any other subsidiary partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. However, Host or its subsidiary REITs will not be treated as a dealer in real property for the purpose of the 100% penalty tax if: (i) the relevant REIT has held the property for at least two years and for the production of rental income (unless such property was acquired through foreclosure or deed in lieu of foreclosure or lease termination); (ii) capitalized expenditures on the property in the two years preceding the year of sale are less than 30% of the net selling price of the property; (iii) the REIT either (a) has seven or fewer sales of property (excluding sales of foreclosure property or in connection with an involuntary conversion (“excluded sales”)) for the year of sale or (b) the aggregate tax basis of property sold (other than excluded sales) during the year of sale is 10% or less of the aggregate tax basis of all of the REIT’s assets as of the beginning of the taxable year, or (c) the fair market value of property sold (other than excluded sales) during the year of sale is less than 10% of the fair market value of all of the REIT’s assets as of the beginning of the taxable year; and (iv) if the requirement described in clause (iii)(a) of this paragraph is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the REIT derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

Host currently intends that both it and its subsidiaries will hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make sales of hotels consistent with Host’s investment objectives. However, some of Host’s sales or the sales by subsidiary REITs may not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax. The 100% tax penalty tax does not apply to gain from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate rates.

Income from Foreclosure Property

Host and its subsidiary REITs generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property and any foreign currency gain, other than income that constitutes qualifying income for purposes of the 75% gross income test (other than by reason of such income being income or gain from foreclosure property). Foreclosure property is real property and any personal property incident to such real property (1) that a REIT acquires as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the REIT acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which the REIT made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gain from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. If an unrelated third party lessee defaults under a lease, a REIT is permitted to lease the hotel to a TRS, in which case the hotel would not become foreclosure property, as described herein.

Failure to Satisfy the Income Tests

Host and its subsidiary REITs inevitably will have some gross income from various sources, including the sources described in the preceding paragraphs, that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account its actual and anticipated sources of nonqualifying income, however, Host and each of its subsidiary REITs believes that its aggregate gross income from all sources has satisfied, and each REIT currently intends that its aggregate gross income will continue to satisfy, the 75% and 95% gross income tests applicable to REITs for each taxable year, commencing with each REIT’s first taxable year as a REIT.

If any REIT were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it were entitled to relief under certain provisions of the Code. These relief provisions generally would be available if the REIT’s failure to meet such tests were due to reasonable cause and not due to willful neglect, and, following identification of the failure, the REIT filed with the IRS a schedule describing each item of its gross income qualifying under one or more of the gross income tests. It is not possible, however, to state whether in all circumstances Host or each subsidiary REIT would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving Host or a subsidiary REIT, it would not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even if these relief provisions were to apply, a tax based on the amount of the relevant REIT’s nonqualifying income would be imposed.

Asset Tests

At the close of each quarter of the taxable year, each of Host and its subsidiary REITs must satisfy six tests relating to the nature of its assets, as follows:

(1)	At least 75% of the value of the REIT’s total assets must be represented by “real estate assets,” cash, cash items, foreign currency that meets certain requirements under the Code, and government securities. Real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, some types of mortgage-backed securities and mortgage loans, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

(2)	Not more than 25% of the REIT’s total assets may be represented by securities, other than those in paragraph (1).

(3)	Except for securities described in paragraph (1) and securities of TRSs and QRSs, the value of any one issuer’s securities owned by the REIT may not exceed 5% of the value of its total assets.

(4)	Except for securities described in paragraph (1) and securities of TRSs and QRSs, the REIT may not own more than 10% of any one issuer’s outstanding voting securities.

(5)	Except for securities described in paragraph (1) securities of TRSs and QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, the REIT may not own more than 10% of the total value of the outstanding securities of any one issuer.

(6)	Not more than 25% of the value of the REIT’s total assets may be represented by the securities of one or more TRSs.

Each REIT’s assets for purposes of these tests include its allocable share of all assets held by the entities in which it owns an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of those entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the REIT’s proportionate ownership of the equity interests and the other securities issued by that entity, other than certain securities specified in the Code.

Securities, for purposes of the asset tests, may include debt that a REIT owns that has been issued by an unrelated third party. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (generally, obligations related to deferred rental payments, other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of the REIT’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement determined by the IRS.

Debt will meet the “straight debt” safe harbor if (1) neither the REIT nor any of its controlled TRSs (i.e., TRSs in which the REIT directly or indirectly owns more than 50% of the vote or value of the outstanding stock) owns any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity, or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Neither Host nor any of its subsidiary REITs has owned or currently intends to own, as of each relevant testing date, more than 10% of (i) the voting securities of any entity that is treated as a corporation for federal income tax purposes, except for securities described in paragraph (1) above (including stock of its subsidiary REITs) and, with regard to periods beginning after December 31, 2000, corporations or other entities that qualify and elect to be treated as TRSs, or (ii) the value of the securities of any issuer with respect to periods beginning after December 31, 2000, except for securities described in paragraph (1) above or those of its TRSs. In addition, each of Host and its subsidiary REITs believe that the value of the securities of any one issuer owned by it or any of its non-corporate subsidiaries has not exceeded 5% of the total value of its assets for prior years, unless the issuer was a TRS, and Host and each subsidiary REIT currently intends not to exceed that percentage threshold in subsequent years, unless the issuer is a TRS or the securities are described in paragraph (1) above (including the securities of subsidiary REITs). Each of Host and its subsidiary REITs believe that the aggregate value of the securities of its TRSs has not exceeded the applicable limitation on ownership of TRS securities at all times, and that the aggregate value of the securities of its TRSs, together with all other assets that do not qualify for purposes of the 75% asset test, has not ever exceeded and will not exceed 25% of the total value of its assets. There can be no assurance, however, that the IRS might not contend that the value of any of the securities owned by Host has exceeded on a relevant testing date one or more of the value limitations.

After initially meeting the asset tests at the close of any quarter, a REIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets (including a change caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in Host’s interest in Host LP as a result of the exercise of a limited partner’s redemption right relating to units in Host LP (“OP Units”) or an additional capital contribution of proceeds from an offering of capital stock by Host.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed the lesser of (1) 1% of the REIT’s assets at the end of the relevant quarter, or (2) $10 million, a REIT can cure such a failure by disposing of sufficient assets within six months following the last day of the quarter in which the REIT first identifies the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the thresholds described in the preceding sentence, a REIT can avoid disqualification as a REIT if the violation is due to reasonable cause and the REIT disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and files a schedule with the IRS that describes the assets. The applicable Treasury Regulations have yet to be issued. Thus, it is not possible to state with precision under what circumstances Host and its subsidiary REITs would be entitled to the benefit of these provisions.

Host has monitored and currently intends to continue to monitor its compliance, and the compliance of its subsidiary REITs, with the asset tests and to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If Host or a subsidiary REIT fails to cure any noncompliance with the asset tests within such time period, the applicable entity would cease to qualify as a REIT, unless it could avail itself of available relief provisions.

Annual Distribution Requirements

To qualify as a REIT, Host and its subsidiary REITs are required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to

(i)	the sum of (a) 90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and the REIT’s net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus

(ii)	the sum of certain items of non-cash income.

For purposes of this test, “non-cash income” means income attributable to leveled stepped rents, original issue discount included in Host’s taxable income without the receipt of a corresponding payment, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

Dividend distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be paid in the following taxable year if declared before the REIT timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if the REIT declares a dividend in October, November or December of any year with a record date in one of those months and pays the dividend on or before January 31 of the following year, the REIT will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Host and the subsidiary REITs currently intend to make timely distributions (and the subsidiary REITs also intend to use consent dividends in order to satisfy all or a portion of their distribution requirements) sufficient to satisfy these annual distribution requirements. In this regard, Host LP’s partnership agreement authorizes Host, as general partner, to take such steps as may be necessary to cause Host LP to distribute to its partners an amount sufficient to permit Host to meet these distribution requirements.

For distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide Host and the subsidiary REITs with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in the applicable organizational documents.

To the extent that a REIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income within the periods described in the prior paragraph, it will be subject to income tax thereon at regular capital gain and ordinary income tax rates.

There is a possibility that the taxable income of Host or one of its subsidiary REITs could exceed its cash flow, due in part to certain non-cash or “phantom” income that would be taken into account in computing REIT taxable income. It is possible, because of these differences in timing between the REIT’s recognition of taxable income and its receipt of cash available for distribution, that Host or one of its subsidiary REITs, from time to time, may not have sufficient cash or other liquid assets with which to meet its distribution requirements. In that event, in order to meet its distribution requirements, Host or a subsidiary REIT may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, Host may declare a taxable dividend payable in cash or shares at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.

Host and its subsidiary REITs calculate their REIT taxable income based upon the conclusion that the lessor is the owner of the hotels for federal income tax purposes. As a result, Host and the subsidiary REITs expect that the depreciation deductions with respect to the hotels owned by the lessors will reduce the REIT taxable income of Host and its subsidiary REITs. This conclusion is consistent with the conclusion discussed above that the leases with respect to Host’s hotels and the hotels of the subsidiary REITs have been and will continue to be treated as true leases for federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host or one or more subsidiary REITs also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain REIT status.

Under certain circumstances, a REIT may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which deficiency dividends may be included in the REIT’s deduction for dividends paid for the earlier year. Thus, Host and its subsidiary REITs may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends; however, Host or its subsidiary REITs, as applicable, would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

A REIT is subject to a nondeductible 4% excise tax on any excess of its required distribution over the sum of amounts actually distributed and amounts retained on which federal income tax was paid, if the REIT did not distribute during each calendar year at least the sum of:

(1) 85% of its REIT ordinary income for the year;

(2) 95% of its REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years, net of excess distributions from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gain and pay the tax on such gain. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gain in their income as long-term capital gain and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed and recontributed.

Recordkeeping Requirements

Host and its subsidiary REITs are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

If Host or any subsidiary REIT does not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific relief provisions discussed above in “—Federal Income Taxation of Host—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs”), Host or the subsidiary REIT can avoid disqualification of its REIT status by paying a penalty of $50,000 for each such failure, provided that its noncompliance was due to reasonable cause and not willful neglect. If Host or one of its subsidiary REITs were to fail to qualify for taxation as a REIT in any taxable year, and if the statutory relief provisions were not to apply, the relevant REIT would be subject to corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which a REIT were to fail to qualify as a REIT would not be deductible by such REIT nor would such distributions be required to be made. As a result, a failure by Host or a subsidiary REIT to qualify as a REIT would significantly reduce the cash available for distribution by Host to its stockholders and could materially reduce the value of its capital stock. In addition, if Host were to fail to qualify as a REIT, all distributions to its stockholders would be taxable as dividends, to the extent of Host’s current and accumulated E&P, even if such dividends were attributable to capital gain of Host. Subject to certain limitations imposed by the Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions and, through 2012, individual distributees may be eligible for the reduced long-term capital gain rate of 15% or less on such dividends. Unless entitled to relief under specific statutory provisions, Host or a subsidiary REIT also would be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which its qualification was lost. It is not possible to state whether in all circumstances Host or its subsidiary REITs would be entitled to such statutory relief.

Tax Aspects of Host’s Ownership of Interests of Host LP

General

Substantially all of Host’s assets are owned indirectly through Host LP, which owns hotels either directly or through certain subsidiaries (including through the subsidiary REITs). This discussion focuses on the tax aspects of Host’s ownership of its hotel properties through partnerships. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host includes in its gross income its proportionate share of partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host includes its proportionate share of assets held through Host LP and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for federal income tax purposes. See “—Federal Income Taxation of Host—Ownership of Partnership Interests by a REIT” above.

Entity Classification

If Host LP or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to federal and state income tax on its taxable income. In such a situation, the character of Host’s assets and items of gross income would change and could preclude Host from qualifying as a REIT (see “—Federal Income Taxation of Host—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs” above).

The entire discussion of the tax treatment of Host and the federal income tax consequences of the ownership of the stock of Host is based on the assumption that Host LP and all of its subsidiaries (other than Host’s TRSs and the subsidiary REITs) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to Treasury Regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither Host LP nor any of its non-corporate subsidiaries that is not a TRS has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Host LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests of which are traded on an established securities market, or (ii) the interests of which are readily tradable on a “secondary market or the substantial equivalent thereof.” Host LP units will not be traded on an established securities market. There is a significant risk, however, that the Host LP units could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Host LP could be treated as a “publicly traded partnership,” but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.” Treasury Regulations under Section 7704 of the Code set forth certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code (the “Safe Harbors”).

“Qualifying income,” for purposes of the “qualifying income” exception, is generally real property rents and other types of passive income. Host believes that Host LP has had and will continue to have sufficient qualifying gross income so that it would be taxed as a partnership even if it were a publicly traded partnership. The gross income requirements applicable to Host in order for it to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, Host does not believe that these differences would cause Host LP not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If Host LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, Host would not qualify as a REIT because the value of Host’s ownership interest in Host LP would exceed 5% of Host’s assets and Host would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “—Federal Income Taxation of Host—Asset Tests Applicable to REITs” above). In this event, the value of Host’s stock could be materially adversely affected (see “—Federal Income Taxation of Host—Failure to Qualify as a REIT” above).

Except with regard to the exercise of the right to redeem Host LP units and certain “permitted transfers” (generally among related individuals or entities) under the partnership agreement of Host LP, no limited partner may transfer Host LP units without the prior written consent of Host, as general partner of Host LP, which consent may be withheld in the general partner’s sole discretion. The partnership agreement of Host LP provides that Host shall take such actions, if any, that are reasonably necessary or appropriate to prevent Host LP from being classified as a publicly traded partnership and, except as provided otherwise in the partnership agreement, to permit Host LP to insure that at least one of the Safe Harbors is met. Host may exercise its authority, as general partner, under the partnership agreement to impose limitations on the exercise of the right to redeem Host LP units only to the extent that outside tax counsel provides to Host an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that Host LP will be treated as a publicly traded partnership and, by reason thereof, taxable as a corporation. These limitations, if imposed, could adversely affect the interests of holders of Host LP units.

Allocations of Host LP Income, Gain, Loss and Deduction

A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the regulations promulgated thereunder. Generally, Section 704(b) of the Code and the regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in Host LP’s partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Hotels

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest therein must be allocated in a manner such that the contributing partner is charged with, or benefits from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as built-in gain or built-in loss. Host LP’s partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code. In general, the partners of Host LP, including Host, who contributed appreciated assets with built-in gain are allocated depreciation deductions for federal income tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of Host LP may cause Host to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect Host’s ability to comply with the REIT distribution requirements and/or cause a higher proportion of Host’s distributions to its stockholders to be taxed as dividends. See “—Federal Income Taxation of Host—Annual Distribution Requirements Applicable to REITs” above.

In addition, in the event of the disposition of any of the contributed assets with built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be distributed proportionately among all the partners and could be retained by Host rather than distributed to its stockholders. Thus, if Host LP were to sell a hotel with built-in gain that was contributed to Host LP by Host’s predecessors or Host, Host generally would be allocated all of the income attributable to the built-in gain, which amount could exceed the economic, or “book,” income allocated to it as a result of such sale. Such an allocation might cause Host to recognize taxable income in excess of cash proceeds, which might adversely affect Host’s ability to comply with the REIT distribution requirements. It should be noted that, as the general partner of Host LP, Host will determine whether or not to sell a hotel contributed to Host LP by Host.

Host LP and Host generally use the traditional method (with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the “ceiling rule” applicable under the traditional method) to account for built-in gain with respect to the hotels contributed to Host LP in connection with the REIT conversion. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners, including Host, who received Host LP units in exchange for property with a low adjusted tax basis relative to fair market value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or “high basis” assets to Host LP, including Host to the extent it contributes cash to Host LP.

Any property purchased by Host LP will initially have an adjusted tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Other Tax Consequences for Host and Its Stockholders

Host, its stockholders and its subsidiaries are subject to state or local taxation in various state or local jurisdictions, including those in which Host, its stockholders and its subsidiaries transact business or reside. The state and local tax treatment of Host, its stockholders and its subsidiaries may not conform to the federal income tax treatment discussed herein. Consequently, prospective stockholders of Host should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host. To the extent that Host or its subsidiaries own assets or conduct operations in foreign jurisdictions, it or its subsidiaries also will be subject to certain foreign income taxes. Although Host and its affiliates will seek to reduce the foreign income taxes payable on its non-U.S. operations, there inevitably will be some foreign income tax payable and the amounts of those taxes could be significant.

A portion of the cash to be used by Host to fund distributions is generated by interest income on notes held by Host LP and, in some cases, dividends from the subsidiary REITs and the TRSs. The TRSs, and certain of their subsidiaries, are subject to federal, state and local income tax at the full applicable corporate rates (and foreign taxes to the extent that they own assets or have operations in foreign jurisdictions). To the extent that any of Host’s subsidiary REITs, TRSs or any of their subsidiaries is required to pay federal, state or local taxes, or foreign taxes, Host will receive less dividend income from the relevant entity and will have less cash available for distribution to stockholders.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. The term “U.S. stockholder,” when used in this discussion, means a holder of Host’s stock who is, for United States federal income tax purposes:

•	a citizen or resident alien, as defined in Section 7701(b) of the Code, of the United States,

•

a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise,

•	an estate the income of which is subject to federal income taxation regardless of its source, or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

In the case of an entity treated as a partnership for federal income tax purposes, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in Host’s stock through entities treated as partnerships for federal income tax purposes should consult their tax advisors regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of Host’s stock by the partnership.

Distributions Generally

Distributions (or deemed distributions) made by Host out of its current or accumulated E&P, other than capital gain dividends or retained capital gain as discussed below, constitute dividends taxable to its taxable U.S. stockholders as ordinary income. So long as Host qualifies as a REIT, such distributions are not eligible for the dividends received deduction that is generally afforded to U.S. stockholders that are corporations. To the extent that Host makes distributions not designated as capital gain dividends in excess of its current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. stockholder, reducing the adjusted tax basis that such U.S. stockholder has in its stock for federal income tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. stockholder’s adjusted tax basis taxable as capital gain, provided that the stock has been held as a capital asset. For purposes of determining whether distributions to holders of Host’s preferred stock or common stock are made out of Host’s current or accumulated earnings and profits for federal income tax purposes, earnings and profits are allocated first to Host’s preferred stock on a pro rata basis and then to Host’s common stock. Host will notify stockholders after the close of its taxable year as to the portion of its distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host’s distributions of ordinary income, except to the extent properly designated by Host as qualified dividend income, will not qualify for the maximum 15% long-term capital gain rate that generally applies through 2012 (in the absence of legislation) to distributions by regular corporations to stockholders who are taxed as individuals.

Distributions will generally be taxable, if at all, in the year of distribution. However, if Host declares a dividend in October, November or December of any year and pays such dividend to a stockholder of record on a specified date in any such month, such dividend will be treated as both paid by Host and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Host on or before January 31 of the following year.

For purposes of computing liability for alternative minimum tax, certain of Host’s alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of its stockholders in the ratio that Host’s distributions bear to its taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of Host’s stockholders are deemed to be derived by the stockholders proportionately from each such alternative minimum tax adjustment of Host and are taken into account by the stockholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Capital Gain Distributions; Retained Net Capital Gain

Distributions that Host properly designates as capital gain dividends are taxable to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. stockholder has held his stock) to the extent that such designated dividends do not exceed Host’s actual net capital gain for the taxable year. A U.S. stockholder’s share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of stock for the year.

If Host designates any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099 - DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, Host may designate all or part of its net capital gain as “undistributed capital gain.” In that case, Host will be subject to tax at regular income rates on any undistributed capital gain.

A U.S. stockholder:

(1)	will include in its income as long-term capital gain its proportionate share of such undistributed capital gain; and

(2)	will be deemed to have paid its proportionate share of the tax paid by Host on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by Host exceeds the U.S. stockholder’s tax liability on the undistributed capital gain.

A U.S. stockholder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of Host will be adjusted appropriately.

Host will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15% (through 2012) and to corporate U.S. stockholders at a maximum rate of 35%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Host must determine the maximum amounts that it may designate as long-term capital gain and unrecaptured Section 1250 gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by Host will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Host designates any portion of its net capital gain as undistributed capital gain, a U.S. stockholder will receive an IRS Form 2439 indicating the total amount of undistributed capital gain, the amount of unrecaptured Section 1250 gain, if any, and the tax paid by Host on the undistributed capital gain.

Recipients of capital gain dividends from Host that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income

Host may designate a portion of its distributions paid to stockholders as “qualified dividend income.” That portion of a distribution which is properly designated as qualified dividend income is taxable to a non-corporate U.S. stockholder at long-term capital gain rates, so long as the stockholder satisfies the applicable holding requirements. As a general rule, the stockholder must have held the stock with respect to which the distribution is paid for more than 61 days during the 121-day period beginning 60 days before the ex-dividend date for the distribution. The maximum amount of Host’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by Host during such taxable year from regular corporations (including Host’s TRSs);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by Host with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carryover basis transaction from a regular corporation over the federal income tax paid by Host with respect to such built-in gain.

Generally, dividends that Host receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will constitute a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.

Host’s Losses; Investment Interest Limitation

U.S. stockholders may not include in their income tax returns any net operating losses or capital losses of Host. Instead, such losses may be carried over by Host for potential offset against future income, subject to certain limitations. Distributions made by Host and gain arising from the sale or exchange by a U.S. stockholder of Host stock will not be treated as passive activity income, and, as a result, U.S. stockholders generally will not be able to apply any “passive losses” against such income or gain.

Taxable dividend distributions from Host generally will be treated as investment income for purposes of the “investment interest limitation.” This limitation provides that a non-corporate U.S. stockholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the stockholder’s investment income over his or her investment expenses for that year. A non-corporate U.S. stockholder may elect to treat capital gain dividends, capital gain from the disposition of shares of stock, including distributions treated as such, and income designated as qualified dividend income as investment income, in which case the applicable capital gain will be taxed at ordinary income rates. Host intends to comply each year with IRS guidance or regulations on the notification of stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Dispositions of Host’s Stock

Upon any sale or other disposition of Host’s stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received with respect to such sale or other disposition, and (2) the holder’s adjusted tax basis in such stock for federal income tax purposes.

The applicable tax rate will depend on the stockholder’s holding period of the asset (generally, if an asset has been held for more than one year, it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the maximum 15% (through 2012) long-term capital gain tax rate for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Host stock held for more than 12 months.

A capital loss recognized by a U.S. stockholder upon the disposition of Host’s stock that was held for more than one year at the time of disposition will be considered a long-term capital loss, and such loss is generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Host’s stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions made by Host that are required to be treated by the U.S. stockholder as long-term capital gain.

Medicare Tax on Unearned Income

Newly enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Host’s stock.

New Legislation Relating to Foreign Accounts

Under newly enacted legislation, certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of Host’s stock.

Information Reporting Requirements and Backup Withholding

Host will report to its stockholders and to the IRS the amount of dividends it pays during each calendar year and the amount of tax withheld, if any. Generally, dividend payments are not subject to withholding; however they may be subject to backup withholding. A stockholder may be subject to backup withholding at a rate of 28% (through 2012, but scheduled to increase to 31% on or after January 1, 2013) with respect to dividends, unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide Host with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability. In addition, Host may be required to withhold a portion of capital gain dividends to any stockholders who fail to certify their non-foreign status to Host.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held Host’s stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt stockholder), and (2) Host’s stock is not otherwise used in an unrelated trade or business, distributions that Host makes and income from the sale of Host’s stock generally should not give rise to UBTI to a U.S. tax-exempt stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such stockholders to characterize distributions from Host as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host’s stock. These stockholders should consult with their own tax advisors concerning these set aside and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax-exempt under Section 501(a) of the Code, and (3) that owns more than 10%, by value, of Host’s stock, could be required to treat a percentage of the dividends it receives from Host as UBTI, if Host is a “pension-held REIT.” Host will not be a pension-held REIT unless:

•

either (1) one pension trust owns more than 25% of the value of Host’s stock, or (2) one or more pension trusts, each individually holding more than 10% of the value of Host’s stock, collectively own more than 50% of the value of Host’s stock; and

•

Host would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated as owned by the beneficiaries of such trusts for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities).

Certain restrictions on the ownership and transfer of Host’s stock contained in its charter generally should prevent a person from owning more than 10% of the value of Host’s stock, and, thus, Host believes that it is not, and is not likely to become, a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning Host’s stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Host’s stock applicable to Host’s non-U.S. stockholders. For purposes of this summary, a “non-U.S. stockholder” is a beneficial owner of Host’s stock that is not a U.S. stockholder (as defined above under “—Taxation of Taxable U.S. Stockholders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

Distributions Generally

As described in the discussion below, distributions paid by Host with respect to Host’s stock will be treated for U.S. federal income tax purposes as:

•	ordinary income dividends,

•	return of capital distributions; or

•	long-term capital gain.

This discussion assumes that Host’s stock will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If Host’s stock is no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary Income Dividends

A distribution paid by Host to a non-U.S. stockholder will be treated as an ordinary income dividend if the distribution is payable out of Host’s earnings and profits and:

•	not attributable to Host’s net capital gain, or

•

the distribution is attributable to Host’s net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. stockholder owns 5% or less of the value of Host’s stock at all times during the one year period ending on the date of the distribution.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Host’s stock. In cases where the dividend income from a non-U.S. stockholder’s investment in Host’s stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Generally, Host will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as FIRPTA distributions with respect to the non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treat rate with Host;

•	the non-U.S. stockholder files an IRS Form W-8ECI with Host claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business; or

•	the non-U.S. stockholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under Section 892 of the Code.

Tax treaties may reduce the withholding obligations on Host’s distributions. Under most tax treaties, however, taxation rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the non-U.S. stockholder’s U.S. federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of such excess from the IRS.

Return of Capital Distributions. Unless (A) Host’s stock constitutes a USRPI, as described in “—Dispositions of Host’s Stock” below, or (B) either (1) the non-U.S. stockholder’s investment in Host’s stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions that Host makes which are not dividends out of Host’s earnings and profits and are not FIRPTA gain distributions will not be subject to U.S. federal income tax. If Host cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of Host’s current and accumulated earnings and profits. If Host’s stock constitutes a USRPI, as described below, distributions that Host makes in excess of the sum of (1) the non-U.S. stockholder’s proportionate share of Host’s earnings and profits, and (2) the non-U.S. stockholder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gain rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of Host’s earnings and profits.

Capital Gain Dividends. A distribution paid by Host to a non-U.S. stockholder will be treated as long-term capital gain if the distribution is paid out of Host’s current or accumulated earnings and profits and:

•	the distribution is attributable to Host’s net capital gain (other than from the sale of USRPIs) and Host timely designates the distribution as a capital gain dividend; or

•

the distribution is attributable to Host’s net capital gain from the sale of USRPIs and the non-U.S. stockholder owns more than 5% of the value of Host’s common stock at any point during the taxable year in which the distribution is paid.

Long-term capital gain that a non-U.S. stockholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. stockholder unless:

•

the non-U.S. stockholder’s investment in Host’s common stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gain.

FIRPTA Distributions

From time to time, some of Host’s distributions may be of amounts attributable to gain from the sale or exchange of U.S. real property interests. Such distributions to a non-U.S. stockholder will generally be subject to the taxation and withholding regime applicable to ordinary income dividends only if (1) dividends are received with respect to a class of stock that is “regularly traded” on a domestic “established securities market,” both as defined by applicable Treasury Regulations, and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one year period ending on the date of distribution. If both of these conditions are satisfied, qualifying non-U.S. stockholders will not be subject to FIRPTA withholding or reporting with respect to such dividends, or be required to pay branch profits tax. Instead, these dividends will be subject to U.S. federal income tax and withholding as ordinary dividends, currently at a 30% tax rate, unless reduced by applicable treaty.

Except as discussed above, for any year in which Host qualifies as a REIT, distributions that are attributable to gain from the sale or exchange of a U.S. real property interest are taxed to a non-U.S. stockholder as if these distributions were gains effectively connected with a trade or business in the U.S. conducted by the non-U.S. stockholder. A non-U.S. stockholder that does not qualify for the special rule discussed above will be taxed on these amounts at the normal rates applicable to a U.S. stockholder and will be required to file a U.S. federal income tax return reporting these amounts. If such a non-U.S. stockholder is a corporation, it also may owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. Host or other applicable withholding agents will be required to withhold from distributions to such non-U.S. stockholders, and to remit to the IRS 35% of the amount treated as gain from the sale or exchange of U.S. real property interests. The amount of any tax so withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability, and the non-U.S. stockholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by Host as undistributed capital gain in respect of Host’s stock held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by Host of capital gain dividends. If Host were to designate any portion of its net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Backup Withholding and Information Reporting. The sale of Host’s stock by a non-U.S. stockholder through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. The sale generally is subject to the same information reporting applicable to sales through a U.S. office of a U.S. or foreign broker if the sale of such stock is effected at a foreign office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year: (1) one or more of its partners are “U.S. persons,” as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or (2) such foreign partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding generally does not apply if the broker does not have actual knowledge or reason to know that the holder of stock is a United States person and the applicable documentation requirements are satisfied. Generally, a non-U.S. stockholder satisfies the information reporting requirements by providing IRS form W-8BEN or an acceptable substitute. Backup withholding is not an additional tax. Any amounts that Host withholds under the backup withholding rules will be refunded or credited against the non-U.S. stockholder’s federal income tax liability if certain required information is furnished to the IRS. The application of information reporting and backup withholding varies depending on the stockholder’s particular circumstances. Therefore, a non-U.S. stockholder is advised to consult its tax advisor regarding the applicable information reporting and backup withholding requirements.

Dispositions of Host’s Stock

Unless Host’s stock constitutes a USRPI, a sale of Host’s stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA.

Generally, with respect to any particular stockholder, Host’s stock will constitute a USRPI only if each of the following three statements is true.

(1) Fifty percent or more of Host’s assets throughout a prescribed testing period consists of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor. Host believes that 50% or more of Host’s assets consists of interests in U.S. real property.

(2) Host is not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT less than 50% of the value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although Host expects that it likely is domestically-controlled, there can be no assurance that it is or will remain a domestically-controlled qualified investment entity.

(3) Either (a) Host’s stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (b) Host’s stock is “regularly traded” on an established securities market but the selling non-U.S. stockholder has held over 5% of Host’s outstanding common stock any time during the five-year period ending on the date of the sale. Although Host’s common stock is currently regularly traded on an established securities market, there can be no assurance that Host’s stock will continue to be regularly traded on an established securities market in future taxable years.

Specific wash sale rules applicable to sales of shares in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of Host’s stock, even if Host is a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (1) disposes of Host’s stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other Host stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of Host’s stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of Host’s stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder as follows: (1) if the non-U.S. stockholder’s investment in Host’s stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on the payments of dividends and sales proceeds to U.S. stockholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, Host’s shares paid to a foreign financial institution or to a foreign nonfinancial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Other Tax Considerations

Sunset of Reduced Tax Rate Provisions

In the absence of intervening legislation, several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, highest ordinary income tax rates of 33% and 35% (rather than 36% and 39.6%, respectively), and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in Host’s stock.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in Host’s stock.

Tax Shelter Reporting

If a stockholder recognizes a loss as a result of a transaction with respect to Host’s stock of at least (i) for a stockholder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a stockholder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Taxation of Holders of Preferred Stock, Depositary Shares, Warrants, Subscription Rights, Preferred Stock Purchase Rights and Other Host Securities

If Host offers one or more series of preferred stock, depositary shares, warrants, subscription rights, preferred stock purchase rights or other securities, there may be federal income tax considerations for the holders of such securities not discussed herein. For a discussion of any such additional considerations, see the prospectus supplement filed by Host with respect to such offering.